                                                                  Exhibit 12 (a)


                          J. C. PENNEY COMPANY, INC.
                      (the Company and all subsidiaries)

      Computation of Ratios of Available Income to Combined Fixed Charges
                   and Preferred Stock Dividend Requirement


                                                                          53 Weeks   52 Weeks
                                                52 Weeks Ended             Ended      Ended
                                       --------------------------------  ---------  ---------
                                        01/27/96   01/28/95    01/29/94   01/30/93   01/25/92
                                       ---------  ---------   ---------  ---------  ---------
($ Millions)

Income from continuing operations      $   1,285  $   1,646   $   1,498  $   1,192  $     402
 (before income taxes, before              -----      -----       -----      -----        ---
 capitalized interest, but after
 preferred stock dividend)

Fixed charges

 Interest (including capitalized
  interest)

     On operating leases                     102         95          97         96         95
     On short term debt                      129         92          43         43         42
     On long term debt                       254        225         246        281        288
     On capital leases                         6          7           9         10         11
     Other, net                                1         (1)          0         16         (3)
                                             ---        ---         ---        ---        ---

     Total fixed charges                     492        418         395        446        433

Preferred stock dividend,
 before taxes                                 48         50          52         53         54
                                             ---        ---         ---        ---        ---
Combined fixed charges and preferred
 stock dividend requirement                  540        468         447        499        487
                                             ---        ---         ---        ---        ---

Total available income                 $   1,825  $   2,114   $   1,945  $   1,691  $     889
                                           =====      -----       =====      =====        ===
Ratio of available income to combined
 fixed charges and preferred stock
 dividend requirement                        3.4        4.5        4.3         3.4        1.8
                                             ===        ===        ====        ===        ===

The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.